Exhibit 12(b)

ROPES & GRAY LLP 1211 AVENUE OF THE AMERICAS NEW YORK, NY 10036-8704 WWW.ROPESGRAY.COM

June 23, 2014

Cohen & Steers Total Return Realty Fund, Inc.

280 Park Avenue

New York, New York 10017

Ladies and Gentlemen:

We hereby consent to the filing of our opinion dated June 13, 2014 as an exhibit to the Registration Statement on Form N-14 (File No. 333-193107) relating to the reorganization of Cohen & Steers Dividend Majors Fund, Inc. (“DVM”) with and into Cohen & Steers Total Return Realty Fund, Inc. (“RFI” or the “Acquiring Fund”) (the “Reorganization”) filed by the Acquiring Fund with the Securities and Exchange Commission (the “Registration Statement”), to the discussion of this opinion in the Combined Proxy Statement/Prospectus included in the Registration Statement and to the use of our name and to any reference to our firm in the Registration Statement.

/s/ Ropes & Gray LLP
Ropes & Gray LLP